Exhibit 15.1

Letter of Independent Registered Public Accounting Firm

Re Unaudited Interim Financial Information

August 20, 2009

The Home Depot, Inc.

Atlanta, Georgia

Re: Registration Statement on Form S-3 to be filed on August 21, 2009

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated June 3, 2009 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Atlanta, Georgia